Exhibit 99.1

JOHN GIBSON BECOMES FLOTEK’S NEW CHAIRMAN AND CEO

HOUSTON, January 6, 2020 – Flotek Industries, Inc. (“Flotek” or the “Company”) (NYSE: FTK) today announced that John W. Gibson, Jr. has assumed the positions of Chairman of the Board of Directors (“Chairman”) and Chief Executive Officer (“CEO”) and President of the Company as of today. David Nierenberg, who has been Flotek’s Chairman of the Board of Directors (“Board”) since May 2019, remains an independent director on the Company’s Board, and John Chisholm, Flotek’s former Chief Executive Officer, has stepped down from the Board. As previously announced, Mr. Gibson, who has extensive industry leadership experience with Tudor, Pickering, Holt & Company, Tervita Corporation, Paradigm Geophysical, Landmark Graphics Corporation, Halliburton Company and Chevron Corporation, was identified as a CEO candidate after an extensive search by the Company.

Mr. Gibson and the Company entered into an employment agreement on December 21, 2019, providing for Mr. Gibson to become Chairman, CEO and President. As an inducement for Mr. Gibson to join the Company and to closely align his interests with the interests of the Company’s shareholders, Mr. Gibson has been granted 570,000 restricted stock units that will vest over five years, time-vesting options to purchase up to 1,000,000 shares of the Company’s common stock that will vest over five years, and performance-vesting options to purchase up to 2,000,000 shares of common stock that will vest based on achievement of the closing stock price for the Company’s common stock for a 20 consecutive trading day period, with full vesting at closing prices at or above $7.20 per share for a 20 consecutive trading day period. The options have an exercise price of $1.93 per share. In addition, Mr. Gibson has the right, for 90 days, to purchase up to 500,000 shares of common stock at the then-current market price. The employment agreement and related equity grant agreements were filed with the Securities and Exchange Commission on a Form 8-K on December 27, 2019.

Mr. Gibson commented, “I join Flotek today with gratitude, excitement and focused commitment as we embark on building the Company’s next chapter. I look forward to engaging with the Company’s diverse stakeholders to gain a broad perspective of current and future opportunities to leverage Flotek’s chemistry technologies to enhance hydrocarbon recovery while reducing the total cost of ownership for E&Ps. I am eager to deploy Flotek’s vast strengths to create value for all the Company’s shareholders, customers, employees and industry partners and look forward to leading the Company to build a successful future together.”

Mr. Nierenberg concluded, “We are delighted that John Gibson is our new CEO at Flotek. He has been quite successful in many different environments, positions, and types of companies, all of which are relevant to Flotek. We are fortunate to have him, and we look forward to working together for the benefit of all of our stakeholders.”

About Flotek Industries, Inc.

Flotek develops and delivers prescriptive, reservoir-centric chemistry technologies to oil and gas clients designed to address every challenge in the lifecycle of the reservoir and maximize recovery in both new and mature fields. Flotek’s inspired chemists draw from the power of bio-derived solvents to deliver solutions that enhance energy production. Flotek serves major and independent energy producers and oilfield service companies, both domestic and international. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.” For additional information, please visit Flotek’s website at www.flotekind.com.

Forward-Looking Statements

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation.

Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

Investor Inquiries, contact:

Elizabeth Wilkinson

Chief Financial Officer

E: IR@flotekind.com

P: (713) 726-5376

Media Inquiries, contact:

Danielle Allen

Senior Vice President, Global Communications & Technology Commercialization

E: DAllen@flotekind.com

P: (713) 726-5322

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